EXHIBIT 10.37

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of December 10, 2010 (this “Employment Agreement”), by and between TheStreet.com, Inc., a Delaware corporation (the “Company”), and James Cramer (“Cramer”).

WHEREAS, Cramer has been employed by the Company pursuant to an employment agreement dated as of January 1, 2008, as amended (the “Prior Employment Agreement”); and

WHEREAS, Cramer and the Company wish to document the mutually agreeable terms and conditions of Cramer’s continued relationship with the Company, as well as the terms, conditions, and consideration provided with respect to restrictive covenants that will prospectively apply to Cramer;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Duties.

(a) The Company hereby appoints Cramer, and Cramer hereby accepts the appointment, as an outside contributor for the Company. This Employment Agreement shall be effective as of January 1, 2011 (the “Effective Date”) and shall expire on December 31, 2013, unless sooner terminated in accordance with Section 4 hereof (the “Term”). During the Term, except during any week when Cramer is on vacation as set forth in Section 2(d) hereof, Cramer will, in a manner consistent with practice as in effect on the Effective Date, (i) author no fewer than twelve (12) articles per week intended for publication in the Company’s digital media properties (www.thestreet.com, www.realmoney.com, www.mainstreet.com, www.bankingmyway.com, www.stockpickr.com and such other websites as the parties may mutually agree to add) (collectively, the “Sites”) and (ii) make blog postings to www.realmoney.com and be an on-camera participant in videos for display on the Sites.  In addition, during the Term, Cramer agrees to write for and oversee and manage the editorial content of, the Company’s product known as “Action Alerts PLUS” (which the parties may mutually agree, from time to time, to rename; provided that, as between the parties, the Company shall be the sole and exclusive owner of the trademark in such product) and for such other products as the parties may mutually agree during the Term, and to maintain his charitable trust in connection with the publication of Action Alerts PLUS, in a manner and at a level consistent with the current practice in effect as of the Effective Date; it being acknowledged and agreed that Cramer shall perform such duties with support from the Research Director, as defined in Section 1(b) below.

(b) (i)  During the Term, the Company agrees to provide (A) an assistant who shall provide support both for Cramer and the Company’s Chief Executive Officer (the “Executive Assistant”), (B) a research director (the “Research Director”) who shall provide support for Cramer’s duties with respect to Action Alerts PLUS (and any other products the parties may mutually agree during the Term), provided that the support provided by the Research Director to Cramer, and the compensation payable to the Research Director, shall not be less than that in effect as of the Effective Date and (C) two researchers to assist Cramer with preparation for his “Mad Money” show broadcast over CNBC (the “Mad Money Research Staff”), provided that CNBC agrees to and does reimburse the Company, promptly after the Company invoices CNBC for the cost of each member of the Mad Money Research Staff, including salary, bonus, benefits and any direct expenses associated with the Mad Money Research Staff (including, without limitation, severance).  Each of the Executive Assistant, the Research Director and the Mad Money Research Staff shall be an employee of the Company and shall be approved by Cramer.  The Executive Assistant and Research Director shall be subject to all laws, rules, regulations and policies, including the Company’s Policy on Investments, a current copy of which is attached as Exhibit A hereto (the “Investment Policy”), as are applicable to employees of the Company, and shall be located at the Company’s offices. For purposes of the Investment Policy, the Executive Assistant shall be subject to the trading restrictions applicable to “Editorial Staffers,” notwithstanding the fact that the Executive Assistant may primarily perform duties associated with the designation of “Business Staffer” under the Policy.  It is understood that the Research Director’s first priority shall be to provide support to Cramer as provided above.  However, to the extent the Research Director has additional capacity after fulfilling those duties, the Company may assign additional duties to the Research Director in a manner substantially consistent with the practice under the Prior Employment Agreement.

(ii)  During the Term, the Company agrees to provide reasonable office space, computer access and supplies for Cramer’s personal assistant (the “Personal Assistant”) at times Cramer is in the Company’s office, provided the Personal Assistant executes a confidentiality agreement in a form attached as Exhibit B hereto, and provided further that the Personal Assistant materially complies at all times with Company policies applicable to the Executive Assistant.

(iii)  During the Term, the Company agrees to provide Cramer with access to a Bloomberg terminal, at the Company’s sole expense, in a manner no less favorable than the practice during the Prior Employment Agreement.

(iv)  During the Term, the Company shall reimburse Cramer for all expenses incurred by him in engaging a driver in an amount not to exceed $75,000 per calendar year during the Term.

(c) Cramer agrees to perform faithfully his duties as an outside contributor pursuant to this Employment Agreement to the best of his abilities. In connection with the preparation of articles during the Term, Cramer shall communicate solely with the Company’s Chief Executive Officer or his or her designee.  During the Term, Cramer must comply with all laws applicable to the Company’s employees, as well as, to the extent provided herein, the Investment Policy and, to the extent Cramer writes for Action Alerts PLUS or any other premium services product, to the applicable Policy for Writers of Investment Newsletters, a copy of which is attached as Exhibit C hereto (the “Newsletter Policy”).  For purposes of the Investment Policy, Cramer shall be deemed an “Outside Contributor” and an “Access Person” as such terms are defined in the Investment Policy, and shall be subject only to the provisions of the Investment Policy that pertain to Outside Contributors and Access Persons. Cramer agrees that he shall be obligated to comply with any provisions of the Investment Policy that pertain to Outside Contributors and Advisory Representatives, including those pertaining to disclosure, and with all provisions of the Newsletter Policy, as they may be implemented or amended from time to time throughout the Term; provided, however, that if the Investment Policy, Newsletter Policy and/or disclosure provisions implemented or amended by the Company during the Term differ from the policies in place on the Effective Date in any way which Cramer reasonably believes will have a materially adverse effect on Cramer’s outside business activities, then Cramer shall notify the Company in writing within forty-five (45) days of when he first becomes aware that the implemented or amended policies or provisions might have such a material adverse effect. In the event the Company does not fully cure such material adverse effect within thirty (30) days’ after written notice thereof from Cramer (it being understood that the parties will cooperate in good faith in determining the extent to which a cure is necessary), Cramer shall be entitled to voluntarily resign (within sixty (60) days after such failure to cure), and such resignation shall be considered a termination with “Good Reason” pursuant to Section 4(b) hereof, and shall not be considered a breach of this Employment Agreement; provided, however, that no such resignation by Cramer shall be considered a termination for Good Reason if in the opinion of counsel to the Company the implemented or amended policies or provisions are required by applicable law.

(d) Subject to Cramer’s personal and professional availability, and consistent with past practice, during the Term, Cramer also agrees to provide certain reasonable services upon reasonable advance notice from the Company’s Chief Executive Officer (“Other Services”), including participation in the Company’s social media efforts, interactive chat rooms on the Sites and those on any other digital services operated, in whole or in part and whether directly or indirectly, by the Company, and attendance at charitable events or other events at which the Company deems Cramer’s attendance beneficial (for the avoidance of doubt, in accordance with Section 3 hereof, the Company shall reimburse Cramer for all reasonable travel, accommodation and per diem expenses incurred in connection with Cramer’s attendance at any such events). The above activities may include streaming and archived audio/video to the Sites and any other digital services operated, in whole or in part and whether directly or indirectly, by the Company. The Company expressly acknowledges, however, that Cramer shall not be required to perform any of the services set forth in this Section 1(d) if performance of such services would interfere with any of Cramer’s outside activities; provided, however that the Other Services at the Company’s election and upon reasonable notice to Cramer shall include not less than three (3) events per calendar quarter during the Term, including (as the Company may elect upon reasonable notice to Cramer) (i) one live event (the promotion of which shall be subject to Cramer’s approval, not to be unreasonably withheld, delayed or conditioned), (ii) one private small event and (iii) one teleconference/videoconference.

(e) The Company agrees that subject to the restrictions set forth in Section 5 hereof, Cramer shall render his services to the Company hereunder on a non-exclusive basis, provided, however, that Cramer covenants that during the Term he shall not be under or subject to any contractual restriction that is inconsistent with the performance of his duties hereunder. In this regard, without limiting the generality of the foregoing, the Company acknowledges and agrees that, notwithstanding the services Cramer shall provide hereunder, Cramer, subject to the restrictions set forth in Section 5 hereof, (a) shall be entitled to engage, and will continue to engage, in other journalistic, writing and media endeavors, including, without limitation, writing for magazines, (including, but not limited to, New York Magazine), writing for and appearing in television and radio programs (including, but not limited to, hosting the CNBC series “Mad Money” and making appearances on other CNBC and NBC television programs), the writing of books, and writing for and appearing in content distributed on the Internet (including, but not limited to, appearing in content distributed on CNBC.com, writing content that may be distributed on New York Magazine’s website, and writing books, the content of which may be published on the Internet); provided that any such writing or appearance distributed on the Internet shall have been originally made and distributed in print or television media or, if made for the Internet, shall be directly related to a regular television program of which Cramer is the primary talent (e.g., the bonus lightning round on CNBC.com); provided, further, that in the event Cramer does accept such engagements, he shall use reasonable efforts to ensure that the byline for any articles he authors, and the comparable on air indication for non-print media, refer to Cramer as a Market Commentator for the Company (or such other designation as the parties may agree); (b) shall be entitled to engage, and may engage, in extensive investing and trading in securities, rights and options relating thereto and contracts in stock indexes, foreign currencies and financial instruments (collectively, “Securities Activities”); and (c) shall be entitled to engage in any of the activities permitted under Section 5(b) of this Employment Agreement Further, the Company acknowledges and agrees that Cramer shall be entitled to engage, and may engage, in Securities Activities on behalf of other persons or entities (including Cramer and members of his family) and that any Cramer family members (including any spouse), may also engage in extensive Securities Activities. (All such Securities Activities that any Cramer family member, Cramer’s affiliates or Cramer may engage in from time to time are collectively referred to herein as the “Relevant Securities Activities.”). In connection with the foregoing, the Company further acknowledges and agrees that:

(i) The Relevant Securities Activities will often involve Cramer’s beneficial ownership in and/or trading of securities or other financial instruments that are the subject of, or otherwise mentioned, referred to or discussed in, articles written by Cramer for the Company, and that the Relevant Securities Activities involving such securities or other financial instruments may occur at any time before or after the publication date of an issue of any article on the Sites in which such securities or other financial instruments are mentioned, referred to or otherwise discussed by Cramer in such article.

(ii) Cramer shall not have access to articles written for the Company by other writers, or information regarding such articles, prior to publication, except for articles that Cramer is writing or projects in which Cramer is involved. Furthermore, the Company will endeavor to keep Cramer unaware, in any and all of his capacities, of the final content or publication schedule of articles, columns or other writings scheduled for publication on the Sites that cover or discuss publicly traded securities other than the articles or columns or other written materials prepared by Cramer for publication on the Sites.

(iii) Notwithstanding any policy of the Company to the contrary, the Relevant Securities Activities, insofar as they are conducted in a manner that does not violate the express provisions of the Investment Policy, the Newsletter Policy and applicable law, will not be deemed to in any way violate or breach any other procedures, policies or practices of the Company now or hereafter in effect with respect to Cramer, including, but not limited to, any other conflict of interest rules or securities trading policies or other rules or procedures that otherwise may apply generally to writers for the Company regarding their right to engage in the trading of securities or other Relevant Securities Activities, and further, that any such policies shall not be applicable to Cramer in connection with his services hereunder.

(iv) Provided Cramer is not in material breach of any of his obligations hereunder, including any obligation under applicable law, and without limiting the express provisions of this Employment Agreement, the Company irrevocably waives and releases Cramer, his affiliates, and members of his immediate family from any duty, fiduciary or otherwise, that Cramer or any of them may owe, or be deemed to owe, the Company that may in any way prohibit or limit the Relevant Securities Activities, insofar as they involve the trading and/or ownership of securities or other financial instruments that are the subject of or are otherwise referred to or discussed in the articles prepared by Cramer pursuant to this Employment Agreement, and acknowledges and agrees that such Relevant Securities Activities do not, and will not, constitute a misappropriation of the Company’s property or a breach of any fiduciary or other duty Cramer may owe the Company hereunder.

(v) The Company warrants and agrees that each of the articles prepared by Cramer and published by the Company shall provide appropriate disclosure relating to the Relevant Securities Activities, as set forth in the Investment Policy. The Company further agrees that it shall not, without Cramer’s written consent, disclose any non-public information regarding securities positions provided by Cramer to the Company pursuant to the Investment Policy to anyone other than the Company’s senior management and senior editorial staff or its legal advisers, on a confidential, “need to know” basis, or as required by any court of competent jurisdiction or other federal or state governmental or regulatory authority.

(f) The Company agrees, to the extent permitted by applicable law, to defend, indemnify and hold harmless Cramer against any and all loss, damage, liability and expense, including, without limitation, reasonable attorneys’ fees, disbursements, court costs, and any amounts paid in settlement and the costs and expenses of enforcing this Section of this Employment Agreement (“Loss”), which may be suffered or incurred by Cramer in connection with the provision of his services hereunder or under the Prior Employment Agreement, including, without limitation, any claims, litigations, disputes, actions, investigations or other matters relating to any securities laws or regulations, or the violation or alleged violation thereof (the “Securities Actions”); provided that such Loss (x) arises out of or in connection with the performance by Cramer of his obligations under this Employment Agreement or the Prior Employment Agreement and (y) is not the result of any breach by Cramer of his obligations hereunder, and provided further that with respect to any Securities Actions, the Company shall be under no obligation to defend, indemnify or hold harmless Cramer if Cramer has not acted with a reasonable, good faith belief that his actions were in no way violative of any securities laws or regulations. With respect thereto, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a nolo contendere plea or its equivalent, shall not, of itself, create a presumption that Cramer did not act with a reasonable, good faith belief that his actions were in no way violative of any securities laws or regulations. Further, to the extent that Cramer has been successful on the merits or otherwise in defense of any Securities Action, or in defense of any claim, issue or matter therein, he shall be defended, indemnified and held harmless by the Company as required herein. Expenses (including reasonable attorneys’ fees, disbursements and court costs) incurred by Cramer in defending any Securities Action shall be paid by the Company in advance of the final disposition of such Securities Action upon receipt of an undertaking by or on behalf of Cramer to repay such amount if it shall ultimately be determined that Cramer is not entitled to be indemnified by the Company pursuant hereto.

(g) The Company agrees, to the extent permitted by applicable law, to defend, indemnify and hold harmless Cramer against any and all Losses (i) relating to or arising out of any breach or alleged breach by the Company of any warranty, representation or agreement made by the Company herein or under the Prior Employment Agreement, or (ii) alleging the violation or infringement of a proprietary right in connection with the exploitation by the Company of any rights granted by Cramer to the Company hereunder or under the Prior Employment Agreement, including, without limitation, the rights granted to the Company pursuant to Section 6(b) herein, except to the extent due to an allegation that Cramer has breached the representation set forth in the following sentence.  Cramer represents and warrants that to the best of his knowledge, the content that he submits to the Company shall be original and not violative of the copyright of any third party.

(h) The Company may use Cramer’s name and likeness to promote the Company’s goods and services provided that Cramer shall pre-approve each of the likenesses to be used by the Company and shall cooperate with the Company, as the Company reasonably may request, in supplying the Company (at the Company’s sole expense) with, and allowing the Company to produce, such likeness (e.g., by allowing the Company to photograph him).  Consistent with current practice in effect as of the Effective Date, the Company shall not need to submit for Cramer’s prior review and approval the use of his name and pre-approved likeness in connection with the Company’s marketing, provided, however, that if Cramer reasonably determines that any specific use of his name and/or likeness in Company marketing materials is detrimental to him, he may notify the Company and the parties will work together in good faith to change such material in order to resolve such concern.  Notwithstanding anything to the contrary contained herein, it is agreed that any advertisement to be distributed via a broadcast or cable television network that contains Cramer’s name or likeness must be submitted to Cramer for his prior approval, which may be given or withheld in his sole discretion.

Section 2. Compensation.

(a) During the Term, as compensation for his services hereunder, the Company shall pay to Cramer a royalty as set forth below (the “Royalty”) and grant Cramer the restricted stock units (“RSUs”) having the terms set forth herein.  All applicable withholding taxes shall be deducted from payments of the Royalty.  Withholding taxes applicable to the vesting of the RSUs shall be collected as set forth in the RSU Award Letter (as defined below).

(b) Royalty.

(i)  The Company shall pay Cramer a Royalty equal to ten percent (10%) of the Total Net Revenues as defined below.  As used herein,

(A)           “Total Net Revenues” for each calendar month shall mean the sum of the AAP Net Revenues for such month and the Bundled Product Net Revenues for such month for each Bundled Product.

(B)           “AAP Net Revenues” for a calendar month shall mean the Gross Revenues for such month less the Deductible Expenses for such month, in each case to the extent directly related to Action Alerts PLUS.

(C)           “Bundled Product Net Revenues” for a calendar month shall mean, for each Bundled Product, the product obtained by multiplying (I) the Gross Revenues for such month less the Deductible Expenses for such month, in each case to the extent directly related to such Bundled Product by (II) a fraction, the numerator of which is the list price for Action Alerts PLUS during the period and the denominator of which is the sum of the list prices of each product included within such Bundled Product during the period.

(D)           “Bundled Product” for a calendar month shall mean a product or service offered by the Company that contains, but not is comprised exclusively of, access to the Action Alerts PLUS service during such month.

(E)           Each of Action Alerts PLUS and each Bundled Product may be referred to individually as a “Product” and collectively as the “Products.”  Notwithstanding anything herein to the contrary, Gross Revenues and Deductible Expenses shall be determined without duplication among any one or more Products.  All Gross Revenues and Deductible Expenses shall be as recognized by the Company in accordance with United States generally accepted accounting principles.

(F)           “Gross Revenues” for a calendar month with respect to a Product shall mean the gross revenues recognized by the Company for such month directly related to such Product (e.g., advertising, subscription and other revenues directly related to the Product).

(G)           “Deductible Expenses” for a calendar month with respect to a Product shall mean the following expenses recognized by the Company for such month directly related to such Product:  cancellations, chargebacks (including chargeback fees), refunds, credit card processing and related fees, write-offs of bad debt, reserves for the foregoing expenses consistent with prior practice and historical expenses associated with such Product (to the extent the Company has applicable historical experience), sales taxes and commission expenses (including any “bounty” or revenue sharing payments that may be owed to third parties).

           (ii)  Within thirty (30) days of the end of each calendar month during the Term, the Company shall deliver Cramer a statement setting forth in reasonable detail the calculation of Total Net Revenues for such calendar month (the “Royalty Statement” for such month), together with payment of the Royalty related thereto (such payment subject to tax withholding as provided herein).  The Royalty Statements shall be confidential information of the Company as described in Section 6 hereof.

         (iii)  After payment of the monthly Royalty related to the month of December of each calendar year of the Term (the date of such payment, the “December Royalty Payment Date”), if the aggregate Royalty payments the Company made to Cramer with respect to Total Net Revenues for such calendar year are less than one million two hundred and fifty thousand dollars ($1,250,000) (the amount of such deficit, the “Deficit”), Cramer may give the Company notice within thirty (30) calendar days of the December Royalty Payment Date, requesting the Company to make an additional payment to Cramer in the amount of the Deficit (a “Deficit Notice”).  The Company shall be under no obligation to make any payment to Cramer pursuant to this Section 2(b)(iii).  In the event the Company does not make an additional payment to Cramer in the amount of the Deficit, within ten (10) business days of receipt of a Deficit Notice (the “Deficit Payment Deadline”), Cramer may give the Company written notice, within sixty (60) days after the Deficit Payment Deadline, terminating this Employment Agreement (“Deficit Termination Notice”), such termination to be effective on the date specified in the Deficit Termination Notice but in no circumstances less than thirty (30) days after the Company’s receipt of such Deficit Termination Notice and such termination shall be a termination by Cramer with “Good Reason” pursuant to Section 4(b) hereof.

(c) During the Term and for one (1) year thereafter, Cramer shall have the right, during the Company’s normal business hours, and with no less than thirty (30) days’ prior written notice and no more than once in any twelve (12) month period, to (or appoint an agent to) inspect and audit the books and records of the Company directly related to the calculation of Total Net Revenues for a specified time period during the Term; provided that Cramer or his agent shall execute a confidentiality agreement in a form (consistent with industry standards for auditors having this relationship with the Company (i.e., auditors not retained by the entity being audited) to sign) to be provided by the Company, restricting the disclosure or use of the information to be provided by the Company in connection with the audit.  No period shall be audited more than once.  In the event that the Royalty paid to Cramer for such audited period was greater or lesser than the Royalty that should have been paid to him, the Company (in the event of an underpayment) or Cramer (in the event of an overpayment), shall promptly pay such difference to the other party.  Cramer shall bear the costs of any such audit unless the results of such audit reveal an underpayment of ten percent (10%) or more of the amounts actually due for the audited period, in which case the Company shall reimburse Cramer for the reasonable and documented costs of such audit in addition to remitting the amount of the underpayment.

(d) Equity Awards. Upon the execution of this Employment Agreement, Cramer shall be awarded RSUs (the “RSU Award”) under the Company’s 2007 Performance Incentive Plan (the “Plan”) with respect to 630,231 shares of the Company’s common stock, par value $.01 (“Common Stock”), which RSU Award shall be payable in shares of Common Stock and shall vest and become payable as to 210,077 shares on December 31 of each of 2011, 2012 and 2013, subject the terms set forth in the RSU Award letter agreement attached hereto as Exhibit D (the “RSU Award Letter”).  The shares of Common Stock (or, as may be permitted by the RSU Award Letter, restricted stock) into which the RSU Award may be settled (or into which any equity award made to Cramer during the term of the Prior Employment Agreement may be settled), shall have been registered with the Securities and Exchange Commission on Form S-8.

(e) Pay or Play.  Nothing herein shall obligate the Company to exploit Cramer’s name or likeness or any of the content or materials created by Cramer hereunder. Notwithstanding any term to the contrary contained herein, provided that this Employment Agreement is not terminated pursuant to Section 2(b)(iii), 4(a), 4(b)(B), 4(c) or 4(d) hereunder, the Company shall be obligated to pay to Cramer the full Royalty and grant to Cramer all RSUs for the entire Term in accordance with the terms hereof and the RSU Award Letter.

(f) Vacation. During each year of the Term, Cramer shall be entitled to six (6) weeks of vacation.

(g) Benefits. During the Term, Cramer shall be entitled to participate in any group insurance, accident, sickness and hospitalization insurance, and any other employee benefit plans of the Company in effect during the Term, including plans available to the Company’s executive officers.

Section 3. Expense Reimbursement.

During the Term, Cramer shall have the right to reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by him in the course of his duties hereunder (including without limitation the expense of his driver as described in Section 1(b)(iv)).

Section 4. Employment Termination.

(a) At any time during the Term and except as otherwise provided in Section 4(c) hereof, the Company shall only have the right to terminate this Employment Agreement and Cramer’s employment with the Company hereunder, and to give Cramer notice of such termination as of a date not earlier than seven (7) days from such notice, because of (i) Cramer’s willful misconduct or gross negligence in the performance of his obligations under this Employment Agreement, (ii) dishonesty or misappropriation by Cramer relating to the Company or any of its funds, properties, or other assets, (iii) any intentional or reckless unauthorized disclosure by Cramer of confidential or proprietary information of the Company which is reasonably likely to result in material harm to the Company, (iv) a conviction of Cramer (including entry of a guilty or nolo contendere plea) of a felony involving fraud, dishonesty, moral turpitude, or involving a violation of federal or state securities laws, (v) the entry of an order, judgment or decree, of any court of competent jurisdiction or any federal or state authority, enjoining Cramer from violating the federal securities laws, or suspending or otherwise limiting Cramer’s right to act as an Investment adviser, underwriter, broker or dealer in securities, (vi) a finding by a court of competent jurisdiction in a civil action or a finding by the Securities and Exchange Commission that Cramer has violated any federal or state securities law, or (vii) the failure by Cramer to perform faithfully his duties hereunder or other breach by Cramer of this Employment Agreement and such failure or breach is not cured, to the extent cure is possible, by Cramer within thirty days after written notice thereof from the Company to Cramer (each individually, and all collectively, “Cause”). Notwithstanding anything to the contrary contained herein, the Company acknowledges and agrees that sharp and caustic commentary and behavior is a part of Cramer’s persona and appeal. Accordingly, the Company agrees that such remarks and actions made and performed by Cramer, whether in connection with the performance of his duties hereunder or otherwise, shall not constitute Cause for termination hereunder (for the avoidance of doubt it is understood that commentary which at the time of its making is known by Cramer to be libelous is not intended to be excused as sharp and caustic commentary under this Section 4(a)). If this Employment Agreement and Cramer’s employment with the Company hereunder is terminated for Cause, or if Cramer voluntarily resigns from the Company without Good Reason (as defined in Section 4(b) below) during the Term, the Company shall pay Cramer promptly (no later than five (5) business days) following such termination of employment all earned but unpaid portions of the Royalty through the date of termination. Following any such termination, Cramer shall not be entitled to receive any other payment, except as provided for hereunder with respect to any period after such termination.  If Cramer’s employment is terminated pursuant to this Section 4(a), then the RSU Award will be treated in accordance with the RSU Award Letter.

(b) This Employment Agreement and Cramer’s employment with the Company hereunder may also be terminated by Cramer for “Good Reason” in the event of (A) a material breach of this Employment Agreement by the Company, as to which Cramer notifies the Company in writing within thirty (30) days of becoming aware of such breach, which breach is not cured, to the extent cure is possible, within thirty (30) days after written notice thereof from Cramer to the Company, provided that such termination must occur within sixty (60) days of such failure to cure or (B) a termination in accordance with Sections 1(c), 2(b)(iii) or 4(d) of this Employment Agreement. Cramer’s right to terminate this Employment Agreement and his employment with the Company hereunder for Good Reason pursuant to this Section 4(b) is in addition to any remedies Cramer may have in law or equity in the event the Company breaches this Employment Agreement.  If Cramer’s employment is terminated for Good Reason pursuant to this Section 4(b), then the RSU Award will be treated in accordance with the RSU Award Letter.

(c) This Employment Agreement and Cramer’s employment with the Company hereunder shall terminate immediately and automatically on the death or Disability (as defined below) of Cramer or the liquidation or dissolution of the Company or other shutdown of the business then conducted by the Company. If this Employment Agreement and Cramer’s employment with the Company hereunder is terminated on account of Cramer’s death or Disability, or because of a liquidation or dissolution of the Company or other shutdown of the business then conducted by the Company during the Term, then (i) the Company shall pay Cramer promptly (no later than five (5) business days) following termination of employment, all earned but unpaid portions of the Royalty through the date of termination and (ii) the RSU Award shall be treated in accordance with the RSU Award Letter.  Following any such termination, neither Cramer, nor his estate, conservator or designated beneficiary, as the case may be, shall be entitled to receive any other payment with respect to any period after such termination.

For purposes of this Employment Agreement, “Disability” shall mean that, as a result of physical or mental illness, Cramer has been unable to perform his duties to the Company for a period of ninety (90) consecutive days or one hundred twenty (120) or more days in any one hundred eighty (180) consecutive day period, as determined in the opinion of a physician selected by the Company with Cramer’s consent (which consent shall not be unreasonably withheld or delayed).

(d) Cramer shall have the right to terminate this Employment Agreement, and such termination shall constitute a termination by Cramer with “Good Reason” pursuant to Section 4(b) hereof, on a date that is thirty (30) days after the occurrence of the sale of Action Alerts PLUS or upon a transaction constituting a Change of Control of the Company (as defined in the Plan) (the acquiring entity in such sale of Action Alerts PLUS or Change in Control transaction, the “Acquiror” and such sale or transaction, the “Transaction”) if Cramer reasonably believes that the association of his name, likeness or content with the Acquiror in connection with the continuation of the Employment Agreement after consummation of the Transaction would materially damage his brand, reputation or his relationship with the broadcast or cable television network then producing and/or televising “Mad Money” or any successor show; provided, that if the Company notifies Cramer in writing that it is contemplating pursuing a potential Transaction with a potential Acquiror that the Company reasonably believes has a bona fide interest in pursuing a Transaction (a “Potential Transaction Notice”), and Cramer has provided the Company, within seven (7) business days of receiving the Potential Transaction Notice, with written notice stating that Cramer believes he would have the right to, and would intend to, terminate the Employment Agreement within thirty (30) days of consummation of such Transaction with such Acquiror.

(e) Upon the termination of this Employment Agreement pursuant to Section 4 hereof, (i) the Company shall have no further obligations under this Employment Agreement; provided however that Sections 1(f), 2(c), 3, 4, 5, 6, 7, 8, 8A, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 and 19 hereof shall survive and remain in full force and effect in accordance with their terms; and (ii) the Company shall cease all uses of Cramer’s name or likeness other than (A) in connection with the display of (x) audio or audiovisual editorial content containing Cramer’s voice and/or image created prior to the date of termination (for avoidance of doubt, “editorial content” shall not include content the primary purpose of which is to promote the goods or services of the Company, it being understood that all uses of such promotional content shall cease upon termination of the Employment Agreement) and (y) text-based editorial content authored by Cramer prior to the date of termination, including without limitation articles, columns and blog posts; and (B) as the Company may have a right to do under law without Cramer’s permission.

Section 5. Restrictive Covenants.

(a) In exchange for the consideration set forth in this Employment Agreement, Cramer hereby agrees that, during the period from the Effective Date through the end of the Term, he will not (i) render services in connection with, endorse or promote, in any media now or hereafter known, any financial products or services including, without limitation, any investment newsletter, subscription-based financial media product, digital financial media service or any mutual fund, exchange-traded fund or other investment portfolio product; or (ii) other than via Action Alerts PLUS or as the Company in its discretion may approve, disclose, in advance of such purchase or sale, any purchases or sales of securities or other investment products (including without limitation equity securities, exchange-traded funds, exchange-traded notes, mutual funds, options, futures and commodities) that Cramer intends to make in accounts he controls (including, without limitation, his charitable trust) or beneficially owns; or (iii) other than via Action Alerts PLUS or as the Company in its discretion may approve, discuss a material amount of the specific investment recommendations contained in Action Alerts PLUS; or (iv) act as a lender to, or stockholder, director, principal, owner, employee, consultant to, or partner of, any other digital media business that competes directly with the business of the Company as it is then constituted.

(b) Notwithstanding clause (i) of Section 5(a), Cramer may, to the extent not prohibited by clause (ii) or clause (iii) of Section 5(a), (i) appear on cable and/or broadcast television network programs in a manner consistent with his current practice (e.g., host of “Mad Money” and guest appearances on other programs); (ii) permit additional distribution via the Internet of his appearances in the television programs described in clause (i) of this Section 5(b) solely in their original long-form (i.e., 22 minutes or longer) format; and (iii) author books (provided that he shall not author more than two books per year concerning investing or personal finance) and permit distribution of the books via any media; provided that in connection with any such activities Cramer does not receive consideration from any company or the sponsor of any investment product, which company or product is a subject of his commentary.

(c) Cramer hereby agrees that, if his employment hereunder is terminated by the Company for Cause or by him without Good Reason during the Term, then, for a period of eighteen (18) months following such termination, except to the extent permitted in Section 5(b) above, he will not author articles or columns for any other digital financial publication that competes directly with the Company without first notifying the Company and securing its consent, which consent shall not be unreasonably withheld.

(d) Cramer hereby agrees that, during the period from the Effective Date through the end of the first eighteen (18) months after the cessation of Cramer’s employment with the Company hereunder, he will not solicit for employment, in any business enterprise or activity, any person who was employed by the Company during the six months prior to the cessation of his employment.

(e) The parties acknowledge that the restrictions contained in this Section 5 are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Employment Agreement, without receiving the additional consideration offered by Cramer in binding himself to any of these restrictions. In the event of a breach or threatened breach by Cramer of any of these restrictions, then in addition to financial or other damages that may be deemed by a court of law to apply, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Cramer from such breach or threatened breach; provided however that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

Section 6. Confidential Ownership of Articles and Columns.

(a) Except as otherwise provided in this Employment Agreement, Cramer shall, and shall cause his attorneys, accountants and agents (collectively, “Agents”) to agree to, keep secret and retain in strictest confidence, any and all confidential information relating to the Company or otherwise not available to the general public, provided that such confidential information shall not include any information that (a) has become generally available to the public other than as a result of a disclosure by Cramer or his Agents, or (b) was available to Cramer or any of his Agents on a non-confidential basis from a third party having no obligation of confidentiality to the Company, and Cramer shall not, and shall cause his Agents not to, disclose such confidential information to any Person (as defined in Section 7) other than the Company or its Agents, except as may be required by law (in which event Cramer shall so notify the other party hereto as promptly as practicable).

(b) All articles, columns, postings, other text-based content or audio or audiovisual content that Cramer authors or produces for the Company and which are in fact published or publicly performed (including without limitation via delivery over the Internet) shall be owned by and belong exclusively to the Company, and Cramer shall execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such articles or columns.

Section 7. No Third Party Beneficiary.

This Employment Agreement is not intended and shall not be construed to confer any rights or remedies hereunder upon any Person, other than the parties hereto or their permitted assigns. For purposes of this Employment Agreement, “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity.

Section 8. Withholding of Taxes.

Any payments to Cramer pursuant to the terms of this Employment Agreement shall be reduced by such amounts, if any, as are required to be withheld with respect thereto under all present and future federal, state, and local tax laws and regulations and other laws and regulations.

Section 8A. Excise Tax Gross-Up.

(a) If any payment to or in respect of Cramer by the Company or any affiliate, whether pursuant to this Employment Agreement or otherwise (a “Payment”), is determined to be a “parachute payment” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (such payment, a “Parachute Payment”) and also to be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Cramer with respect to such excise tax (such excise tax, together with any such interest and penalties, being herein collectively referred to as the “Excise Tax”), then Cramer shall be entitled to receive an additional payment from the Company (the “Gross-Up Payment”) in an amount such that the net amount of such additional payment retained by Cramer, after payment of all federal, state and local income and employment and Excise Taxes imposed on the Gross-Up Payment, shall be equal to the Excise Tax imposed on the Payment. Notwithstanding the foregoing or any other provision of this Employment Agreement, if it shall be determined that Cramer is entitled to a Gross-Up Payment but that the net present value of the Parachute Payments (calculated at the discount rate in effect under Section 280G of the Code) do not exceed 110% of the Reduced Amount (as defined below), then no Gross-Up Payment shall be made to Cramer and the aggregate amount of the Parachute Payments otherwise payable under this Employment Agreement shall be reduced to the Reduced Amount; provided, that the foregoing reduction shall not be made if the Accounting Firm (as defined below) determines that the net after-tax benefit of the payments to Cramer without the reduction imposed is more than 110% of the net after-tax benefit of the payments to Cramer with the reduction imposed. For purposes of the foregoing, the term “Reduced Amount” shall mean the greatest amount of Parachute Payments that could be paid to Cramer such that the receipt of such Parachute Payments would not give rise to any Excise Tax. The determination of which Payments shall be reduced pursuant to this Section 8A(a) shall be made by an independent accounting firm of nationally recognized standing selected by the Company and reasonably acceptable to Cramer (the “Accounting Firm”), in consultation with Cramer and shall be reasonably acceptable to him, and such determination shall be made at the time it is determined whether any payments made to Cramer are subject to the Excise Tax. For the avoidance of doubt, PricewaterhouseCoopers, Deloitte & Touche, Ernst & Young and KPMG are firms reasonably acceptable to Cramer. All fees and expenses of the Accounting Firm under this Section 8A shall be borne solely by the Company.

(b) Subject to the provisions of Section 8A(c) hereof, all determinations required to be made under this Section 8A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm. The initial determination of whether a Gross-Up Payment is required, and if so, the amounts of the Excise Tax and Gross-Up Payment, shall be determined by the Accounting Firm, whose written report shall be delivered to the Company and to Cramer. Not later than sixty (60) days after any Payment, the Accounting Firm shall determine whether a Gross-Up Payment is due with respect to such Payment, and such Gross-Up Payment shall be paid by the Company to Cramer (except to the extent any portion thereof is paid to the taxing authorities on behalf of Cramer) not later than ten (10) days following the Accounting Firm’s determination. Cramer and the Company shall cooperate in good faith as to the treatment of a Payment for tax reporting and withholding purposes.

(c) Cramer shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but in no event later than the earlier of (i) thirty (30) days after Cramer is informed in writing of such claim or (ii) fifteen (15) days before the date on which such claim is requested to be paid, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Cramer shall not pay such claim prior to the expiration of the 30-day period following the date on which Cramer gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Cramer in writing prior to the expiration of such period that it desires to contest such claim, Cramer shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Cramer;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Cramer harmless for any Excise Tax or federal, state and local income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8A(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Cramer to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Cramer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Cramer to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Cramer, on an after-tax basis, and shall hold Cramer harmless from any Excise Tax or federal, state or local income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company’s control of the contest, however, shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Cramer shall be entitled to settle or contest, as the case may by, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by Cramer of an amount advanced by the Company pursuant to Section 8A(c), Cramer becomes entitled to receive any refund with respect to such claim, Cramer shall (subject to the Company’s complying with the requirements of Section 8A(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Cramer of an amount advanced by the Company pursuant to Section 8A(c), a determination is made that Cramer shall not be entitled to any refund with respect to such claim and the Company does not notify Cramer in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross- Up Payment required to be paid.

(e) In the event that the Excise Tax is subsequently determined to be less than initially determined, Cramer shall repay to the Company at the time that the amount of such reduction in Excise Tax is determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Cramer or otherwise realized as a benefit by Cramer) the portion of the Gross-Up Payment that would not have been paid if the Excise Tax as subsequently determined had been applied initially in calculating the Gross-Up Payment, with the amount of such repayment determined by the Accounting Firm; provided that the amount of required repayment by Cramer shall be reduced, as the Accounting Firm may determine, in order to avoid putting Cramer in a worse after-tax position than he would have enjoyed had the amount of Excise Tax been correctly determined in the first instance, such determination to be made on a basis consistent with the intention of this Section 8A, which is to make Cramer whole on an after-tax basis on account of any Excise Tax (including related interest and penalties). Similarly, if the amount of Gross-Up Payments actually made by the Company is subsequently determined by the Accounting Firm to have been inadequate to satisfy the Company’s obligation to protect Cramer against the Excise Tax (including related interest and penalties), additional Gross-Up Payments shall be made as directed by the Accounting Firm. Cramer and the Company shall each have the right at all times to have the Accounting Firm review and confirm or revise earlier calculations.

Section 9. Notices.

Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at such party’s address set forth below such party’s name on the signature page or such other address as such party may hereafter specify by notice to the other party hereto, with copies to the following:

For the Company:	TheStreet.com, Inc.

14 Wall Street, 15th Floor

New York, New York 10005

Attention: General Counsel

With a copy to:	Kenneth A. Lefkowitz, Esq.

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004

For Cramer:	Bruce Birenboim, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison

1285 Avenue of the Americas

New York, New York 10019-6064

Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day when sent by overnight delivery service.

Section 10. Amendment; Section 409A.

(a) This Employment Agreement may be amended only by a written agreement signed by the parties hereto.  In addition, to the extent that any of the payments hereunder are or may be governed by Section 409A of the Code, the parties will work together in a commercially reasonable manner in good faith to amend any provisions as necessary for compliance or to avoid the imposition of taxes or penalties under Section 409A of the Code in a manner that maintains the basic financial provisions of this Employment Agreement. In this connection, each party will make any amendments or adjustments reasonably requested by the other party which satisfy the foregoing condition.

(b) It is the intention of the Company and Cramer that this Employment Agreement comply with the requirements of Section 409A of the Code, and this Employment Agreement will be interpreted in a manner intended to comply with Section 409A.  All payments under this Employment Agreement are intended to be excluded from the requirements of Section 409A of the Code or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv) of the Code.  To the extent that reimbursements or in-kind benefits due to Cramer under this Employment Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Cramer in a manner consistent with Treasury Regulations Section 1.409A-3(i)(1)(iv).

(c) Notwithstanding anything in this Employment Agreement to the contrary, in the event that Cramer is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and Cramer is not “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, no payments hereunder that are “deferred compensation” subject to Section 409A of the Code shall be made to Cramer prior to the date that is six (6) months after the date of  Cramer’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, Cramer’s date of death.  Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.  For purposes of Section 409A of the Code, each of the payments that may be made under Sections 2 and 4 are designated as separate payments for purposes of Treasury Regulations Section 1.409A-1(b)(4)(i)(F), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v)(B).

(d) For purposes of this Employment Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A of the Code, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A of the Code.

(e) Cramer’s right to any deferred compensation, as defined under Section 409A of the Code, shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing, to the extent necessary to avoid tax, penalties and/or interest under Section 409A of the Code.

Section 11. Binding Effect.

Neither this Employment Agreement nor any of the rights granted in this Employment Agreement is assignable by Cramer, except that Cramer shall have the right, upon written notice to the Company, to assign payments and royalties due or to become due to Cramer under this Agreement pursuant to an assignment agreement in a form mutually agreed upon by Cramer and the Company which shall provide that the assignee shall not have the right to audit the Company’s books and records related to such payments or royalties.  The Company may assign this Agreement to the Acquiror in connection with a Transaction upon written notice to Cramer (for the avoidance of doubt, nothing in this Section 11 shall alter Cramer’s rights set forth in Section 4(d)).  Other than any assignment permitted in the preceding two sentences of this Section 11, any purported assignment of this Employment Agreement or of any right granted under this Employment Agreement shall be null and void ab initio. None of Cramer’s rights under this Employment Agreement shall be subject to any encumbrances or the claims of Cramer’s creditors. This Employment Agreement shall be binding upon and inure to the benefit of the Company, Cramer, and any permitted successors or assigns of the parties.

Section 12. Governing Law.

This Employment Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state, and without regard to its conflict of laws provisions.

Section 13. Severability.

If any provision of this Employment Agreement including those contained in Sections 5 and 6 hereof, shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Employment Agreement, including those contained in Sections 5 and 6 hereof, shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Employment Agreement invalid, illegal or unenforceable in any way.

Section 14. Execution in Counterparts.

This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

Section 15. Entire Agreement.

This Employment Agreement, together with the RSU Award Letter, sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, including the Prior Employment Agreement, between the parties with respect to the subject matter hereof; provided, however, that, for the avoidance of doubt, the Prior Employment Agreement shall survive and remain in effect until immediately prior to the Effective Date; and provided, further, that Section 2(b) of the Prior Employment shall survive following the Effective Date with respect to the Annual Bonus (as defined therein) related to calendar year 2010.  The parties hereby acknowledge that, as of the Effective Date, Cramer has award letters in respect of RSUs and other equity awards outstanding, including, without limitation, in respect of RSUs granted on April 9, 2008, April 15, 2008, January 2, 2009, January 4, 2010 and January 5, 2010, which shall survive and remain in effect in accordance with their terms following the Effective Date.

Section 16. Titles and Headings.

Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Employment Agreement.

Section 17. No Cross-Default.

No default by Cramer under this Employment Agreement shall automatically constitute a default under any other agreement with the Company.

Section 18. Duty to Mitigate; Enforcement of Employment Agreement.

Cramer shall have no duty to mitigate any damages payable by the Company to Cramer hereunder. The Company shall reimburse Cramer for all reasonable legal fees and expenses Cramer incurs in connection with enforcing or defending any issue arising under or related to this Employment Agreement, to the extent Cramer substantially prevails with respect to such issue.

Section 19. Consent to Jurisdiction.

Cramer and the Company hereby irrevocably submit to the jurisdiction of any New York State or Federal court sitting in the City and County of New York in any action or proceeding to enforce the provisions of this Employment Agreement, and waive the defense of inconvenient forum to the maintenance of any such action or proceeding.

Section 20. [intentionally omitted]

Section 21. Other Agreements.

Cramer represents and warrants that his employment with the Company pursuant to this Employment Agreement and the performance of his duties hereunder will not violate any other agreement to which he is a party, including without limitation any agreement between Cramer, on the one hand, and CNBC, NBC Universal or any of their affiliates, on the other hand.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above.

THESTREET.COM, INC.

By: /s/ Daryl Otte

Daryl Otte

Chief Executive Officer
Address:	14 Wall Street, 15th Floor
New York, NY 10005
Telephone:	212-321-5000
Telecopy:	212-321-5013
Attention:	Chief Executive Officer

/s/ James Cramer

James Cramer
Address:	14 Wall Street, 15th Floor
New York, NY 10005
Telephone:	212-321-5000
Telecopy:	212-321-5013

Exhibit D

 THESTREET.COM, INC.

AGREEMENT FOR GRANT

OF

RESTRICTED STOCK UNITS

UNDER

2007 PERFORMANCE INCENTIVE PLAN

January 1, 2011

James J. Cramer
c/o TheStreet.com, Inc.
14 Wall Street
15th Floor
New York, NY 10005

Dear Jim:

      This letter (the “Letter”) sets forth the terms and conditions of the grant of Restricted Stock Units (“RSUs”) hereby awarded to you by TheStreet.com, Inc. (the “Company”), in accordance with the provisions of the Company's 2007 Performance Incentive Plan (the “Plan”) and in connection with the execution by you and the Company of that certain Employment Agreement dated as of January 1, 2011 (the “Employment Agreement”).

      This award is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administers the Plan (the “Committee”) that are not inconsistent with the provisions of this Letter. Any term used in this Letter and not defined herein shall have the meaning set forth in the Plan.

      1.     Grant of RSUs

              You have been granted 630,231 RSUs. Each RSU represents the right to receive one share of the Company’s Common Stock (“Common Stock”) on the applicable vesting date for such RSU. No RSU may be sold, transferred, assigned, pledged or otherwise encumbered by you; provided that the foregoing shall not affect your right to name a beneficiary under Section 13 of the Plan. Until such time as stock certificates for the shares of Common Stock represented by the RSUs have been delivered to you in accordance with Section 4 below, you shall have none of the rights of a stockholder with respect to the Common Stock.

              However, this grant includes the grant of dividend equivalents with respect to your RSUs. The Company will maintain a bookkeeping account to which it will credit, whenever dividends (other than stock dividends for which an adjustment is made to the number of shares of Common Stock subject to the RSUs pursuant to Section 4.4 of the Plan in the same percentage as paid on outstanding Common Stock) or distributions are paid on the Common Stock, an amount equal to the amount of such dividend or distribution paid on a share of Common Stock for each of your then-outstanding RSUs covered by this Letter. The accumulated dividend equivalents will vest on the applicable vesting date for the RSU with respect to which such dividend equivalents were credited, and will be paid in cash (or, if the dividend or distribution is paid in kind, in the same kind) at the time a stock certificate evidencing the shares represented by such vested RSU is delivered to you. The Company shall be required to make an equitable adjustment to the RSUs, as to the number of shares of Common Stock, or as to the kind of securities, property or cash deliverable in satisfaction of this award, in order to recognize the impact of a stock split, stock dividend or any other event or occurrence of the kind provided in Section 4.4 of the Plan. For the avoidance of doubt, the Company shall be required to make an equitable adjustment in the event of a distribution on Common Stock (other than cash dividends, which are addressed above).

     2.      Vesting of RSUs

              Your RSUs will become vested (and paid in accordance with Section 4 below) with respect to the following number(s) of shares of Common Stock on the following date(s) as set forth below, provided that you are in the Service (as defined below) of the Company or one of its subsidiaries on such date and the RSUs have not been forfeited in accordance with Sections 3 and 6:

Date	Number of Shares of Common Stock
December 31, 2011	210,077
December 31, 2012	210,077
December 31, 2013	210,077

For purposes hereof, you shall be considered to be in the "Service" of the Company or one of its subsidiaries if you are an employee of the Company (or one if its subsidiaries, as applicable) on the applicable vesting date. Except as provided in Sections 3 and 6 below, if your Service terminates for any reason, the RSUs granted to you which have not vested shall be forfeited upon such termination of Service.

     3.      Termination of Service

a.	Upon a Change of Control

In the event of the consummation of a Change of Control, all of the unvested RSUs held by you shall become fully vested and be paid in accordance with Section 4 below.

b.	Upon an Involuntary Termination without Cause

In the event your employment with the Company or one of its subsidiaries is terminated without Cause (as defined in the Employment Agreement by the Company or one of its subsidiaries, all of the unvested RSUs held by you shall become fully vested and be paid in accordance with Section 4 below.

c.	Upon a Voluntary Termination with Good Reason

In the event you terminate your employment with the Company or one of its subsidiaries for Good Reason (as defined in the Employment Agreement), all of the unvested RSUs held by you shall become vested and be paid in accordance with Section 4 below.

d.	Upon Death or Disability

In the event your employment with the Company or one of its subsidiaries is terminated by reason of your death or Disability (as defined below), a portion or all of the unvested RSUs held by you shall become vested as provided below in this Section 3(d) and be paid in accordance with Section 4 below. The portion of the unvested RSUs that will vest shall be determined by (i) multiplying the full number of RSUs covered by this Letter by a fraction, the numerator of which shall be the number of months you were employed by the Company or one of its subsidiaries after the date of this Letter (up to a maximum of twenty-four months), and the denominator of which shall be twenty-four, and then (ii) subtracting from the resulting sum the number of RSUs which had previously vested. As an example, and for the avoidance of doubt, if a death or Disability happens one year after the date of this Letter, the net number of RSUs that would vest under this provision would equal (630,231 x 12/24) – 210,077 (the RSUs that vested according to their normal annual vesting schedule) = 105,038.

For purposes of this Letter, “Disability” shall mean physical or mental incapacity of a nature which prevents you, in the good faith judgment of the Committee, from performing your duties and responsibilities as CEO for a period of 90 consecutive days or 150 days during any year, with each year under this Letter commencing on each anniversary of the date hereof.

     4.      Delivery of Common Stock

              Upon the vesting of your RSUs pursuant to Sections 2 or 3 above, a certificate for the shares of Common Stock represented by your vested RSUs shall be registered in your name and delivered to you as soon as practicable, but no later than thirty (30) days, after each of the vesting dates set forth in Sections 2 and 3. Common Stock delivered upon the vesting of your RSUs will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture, and will entitle the holder to all rights of a stockholder of the Company.

      At any time prior to the vesting of your RSUs, you may elect to exchange some or all of your then-outstanding unvested RSUs for an equal number of shares of Restricted Stock (as defined under Section 8 of the Plan) by providing at least 30 days written notice to the Company and specifying therein the number of RSUs you elect to exchange and the day you would like the exchange to occur (the “Exchange Date”).  The shares of Restricted Stock shall be issued to you upon your execution of a Restricted Stock Agreement having the same terms and conditions applicable to the Restricted Stock as are applicable herein to the RSUs for which they were substituted, including without limitation the provisions of Section 6 hereof and which Restricted Stock Agreement shall provide:  (a) that the Company shall hold the stock certificates relating to any unvested shares of Restricted Stock on your behalf until such share become vested and the restrictions lapse; (b) you grant the Company an irrevocable proxy to vote any unvested shares of Restricted Stock; (c) the Company shall offset from the Royalty (as defined in the Employment Agreement) or any sums otherwise due to you, the amount of any dividends you receive with respect to shares of Restricted Stock that are not vested on the record date for the payment of such dividends, provided that the Company shall pay such dividends to you upon the vesting of such shares of Restricted Stock; and (d) the Company shall not make any payment to you on account of any shares of Restricted Stock that are forfeited.  With respect to any Restricted Stock you receive pursuant to this Section 4, you shall have a right to make an election pursuant to Section 83(b) of the Code to be taxed on the Exchange Date as if you were then fully vested in the shares of Restricted Stock.

     The Company shall use commercially reasonable efforts to cause its Registration Statement on Form S-8 (or successor form) filed with the Securities and Exchange Commission covering shares subject to the Plan to remain effective and current until such times as all of your RSUs are either delivered hereunder or forfeited under Section 6 and, until three months after you cease being an “affiliate” of the Company, to maintain a resale prospectus thereunder (or otherwise register under the Securities Act of 1933, as amended) the Common Stock underlying your RSUs.

     5.      Income Tax Withholding

              You will be required to pay, pursuant to such arrangements as the Company may establish from time to time, any applicable federal, state and local withholding tax liability at the time that the value of the RSUs and/or related dividend equivalents becomes includable in your income. In this regard, you will have the right to elect to have the minimum amount of any required tax withholding with respect to the vesting of RSUs satisfied by having the Company withhold a number of shares of Common Stock otherwise deliverable to you in connection with the vested RSUs having a Fair Market Value equal to such withholding tax liability.

       For purposes of this Letter, “Fair Market Value” of a share of Common Stock on any date shall be (i) if the principal market for the Common Stock is a national securities exchange, the closing sales price per share of the Common Stock on such day as reported by such exchange or on a consolidated tape reflecting transactions on such exchange, or (ii) if the principal market for the Common Stock is not a national securities exchange, the closing average of the highest bid and lowest asked prices per share of Common Stock on such day as reported by the market upon which the Common Stock is quoted, or an independent dealer in the Common Stock, as determined by the Company in good faith; provided, however, that if clauses (i) and (ii) are all inapplicable, or if no trades have been made and no quotes are available for such day, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith by any method consistent with applicable regulations adopted by the United States Treasury Department relating to stock options or stock valuation.

     6.      Forfeiture Events and Claw-Back

Notwithstanding anything else in this Letter, all RSUs that have not been paid to you by delivery (in the case of your voluntary termination without Good Reason, that have not been vested rather than have not been delivered) of the underlying shares of Common Stock as required by Section 4 prior to January 1, 2014 shall be forfeited without payment (regardless of the vested status of the RSUs) if any one of the following occurs prior to delivery as required by Section 4 (vesting, in the case of your voluntary termination without Good Reason) of the shares of Common Stock underlying the RSUs: (i) the Company involuntarily terminates your employment under the Employment Agreement for Cause; (ii) you voluntarily terminate your employment under the Employment Agreement without Good Reason; or (iii) you breach any of the covenants set out in Sections 5 or 6 of the Employment Agreement (“Restrictive Covenants”). The Company reserves the right (as provided below) to claw-back shares of Common Stock delivered under this Letter if you violate any of the Restrictive Covenants within eighteen (18) months after the vesting of such shares of Common Stock. If the Committee determines, in its good faith discretion, that all or some portion of the shares of Common Stock delivered to you will be clawed-back, then you shall be required to repay to the Company an equal number of shares of Common Stock to that so delivered to you or, at your option, cash equal to the Fair Market Value at the date of delivery to you of such shares of Common Stock or a combination of shares of Common Stock having a Fair Market Value on the date of repayment equal to the Fair Market Value of such shares at the date of delivery thereof to you and such cash, in each case reduced by the amount of taxes paid by you with respect to the vesting, delivery and sale of such shares. In addition to any other remedy available to the Company under applicable law, the Company shall have the right to offset any other amounts payable to you by the amount of any required repayment by you which has not been repaid.  Notwithstanding the foregoing provisions of this Section 6, the Company may not effect any forfeiture of RSUs or clawback of shares of Common Stock based on a breach of the Restrictive Covenants unless, after providing you notice of its intent to so exercise such right, any such breach remains uncured after 30 days from the date you receive such notice.

     7.      [intentionally omitted]

     8.      No Guarantee of Continuation of Service

              This grant of RSUs does not constitute an assurance of continued Service for any period or in any way interfere with the Company’s right to terminate your Service.

     9.      Administration

              The Committee has the sole power to exercise its good faith judgment to interpret the Plan and this Letter and to act upon all matters relating this grant to the extent provided in the Plan and not inconsistent with the terms of this Letter. Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan and this Letter by the Committee shall be final, binding, and conclusive.

     10.      Amendment; Section 409A

             The Committee may from time to time amend the terms of this grant in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent.

             The Plan is of unlimited duration, but may be amended, terminated or discontinued by the Board of Directors of the Company at any time. However, no amendment, termination or discontinuance of the Plan will unfavorably affect this grant.

              Notwithstanding anything herein to the contrary, this Letter and the RSUs issued hereunder are intended not to be governed by or to be in compliance with Section 409A of the Code.  To the extent applicable, this Letter and the RSUs shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Grant Date.  Notwithstanding the foregoing, the Committee expressly reserves the right to amend the terms of the Plan and this grant with your consent which shall not be unreasonably withheld to the extent it determines that such amendment is necessary or desirable to comply with Section 409A of the Code, subject however to the right provided in your Employment Agreement to require the Company to make commercially reasonable adjustments requested by you in a manner which maintain the basic financial provisions of the Employment Agreement, for the purposes of avoiding the application of, or otherwise to comply with the provisions of, Section 409A of the Code.

     Notwithstanding anything in this Letter, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and you are not “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, no payments hereunder that are “deferred compensation” subject to Section 409A of the Code shall be made to you prior to the date that is six (6) months after the date of your “separation from service” (as defined in Section 409A of the Code) or, if earlier, the date of your death.  Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.  For purposes of Section 409A of the Code, each of the payments that may be made to you hereunder are designated as separate payments for purposes of Treasury Regulations Section 1.409A-1(b)(4)(i)(F), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v)(B).

     11.      Notices

Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at, in the case of the Company, Chief Executive Officer, TheStreet.com, Inc., 14 Wall Street, 15th Floor, New York, NY 10005, or, in the case of you, at your principal residence address as then reflected on the records of the Company or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day after sent by overnight delivery service for next business day delivery or on the fifth business day after sent by registered or certified mail.

     12.      Representations

The Company hereby represents and warrants that the execution and delivery of this Letter and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company.

     13.      Amendment

This Letter may be amended only by a written agreement signed by the parties hereto.

     14.      Binding Effect

This Letter shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company.

     15.      Governing Law

This Letter shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions that would defer to the laws of another jurisdiction, except to the extent the laws of the State of Delaware mandatorily govern.

     16.      Severability

If any provision of this Letter shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Letter shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Letter invalid, illegal or unenforceable in any way.

     17.      Execution in Counterparts

This Letter may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

     18.      Entire Agreement

This Letter, together with the Employment Agreement between the Company and you dated the same date as this Letter and award agreements entered into by and between you and the Company with respect to outstanding incentive awards and incentive awards granted on or before the date hereof, sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

     19.      Titles and Headings

Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Letter.

     20.      Consent to Jurisdiction

The parties hereto each hereby irrevocably submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, City of New York in any action or proceeding to enforce the provisions of this Letter, and waives the defense of inconvenient forum to the maintenance of any such action or proceeding.

______________________

This Letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference. The Company may require you to provide evidence of your acknowledgment of this Letter using such means of notification as may be communicated to you by the Company or its service provider.

Very truly yours,

THESTREET.COM, INC.

By: ____________________________________
Name: Daryl Otte Title: Chief Executive Officer

AGREED TO AND ACCEPTED:

James J. Cramer